Exhibit 99.3

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT, dated as of October 30, 2013, between Lars Windhorst, a German citizen, residing at Apartment D.03.1, One Hyde Park The Residence at Mandarin Oriental, 100 Knightsbridge, London, SW1X 7LJ, United Kingdom (“Seller”) and Conrent Invest S.A., a public company with limited liability incorporated as a “societé anonyme” under the laws of the Grand Duchy of Luxembourg acting in the name and on behalf of its Compartment “Safety” (“Purchaser”).

Sale of Stock

1.           Subject to the terms and conditions contained herein, Seller hereby sells to Purchaser and Purchaser hereby purchases from Seller 556,648 (five hundred and fifty six thousand six hundred and forty eight) shares of Common Stock (the “Common Shares”) issued by SecureAlert, Inc., a corporation organized under the laws of the State of Utah in the United States of America (the “Company”), at a price equal to $7.50 per share.

Closing

2.           Closing of the sale and purchase under Section 1 of this Agreement (the “Closing”) shall take place on November 30, 2013.

(a)
To the extent required by the Company or its transfer agent to remove restrictive legends from certificates or limitations on transfer of uncertificated Common Shares or to otherwise effect the transfer of the Common Shares, Seller shall deliver an opinion of counsel satisfactory to the Company and its transfer agent for the Common Shares stating that the Common Shares are freely transferable.

(b)
At Closing (i) Seller shall cause to be delivered to Purchaser a certificate or certificates representing the Common Shares, or shall deliver appropriate instructions for book entry transfer, and (ii) Purchaser shall make payment of the aggregate purchase price for the Common Shares by wiring to Seller the aggregate purchase price of $4,174,860 (four million one hundred and seventy four thousand eight hundred and sixty US dollars), pursuant to Seller’s wire instructions.

(c)
Delivery of the Common Shares, whether via certificated shares or book entry transfer, shall be made in accordance with the instructions of the Purchaser and in such name(s) or affixed with such stock powers as the Purchaser shall instruct, subject to customary settlement procedures.  The parties shall make all required notices to stock exchanges and all required securities filings in connection with the execution of this Agreement and upon the Closing.

Representations of Seller

3.           Seller represents and warrants that:

(a)
Seller beneficially owns and has the unrestricted right (other than as such right may be restricted by laws of general application, including the Securities Act of 1933, as amended (the “Act”)) to transfer the Common Shares, free and clear of all liens, claims, charges, encumbrances and other adverse claims or transfer restrictions, and upon the transfer of the Common Shares to the Purchaser hereunder, the Purchaser will acquire good and marketable title to the Common Shares, free and clear of any liens, claims, charges, encumbrances and other adverse claims or transfer restrictions, other than any restrictions arising by operational law based solely on Purchaser’s total holdings of the Company’s Common Stock.

(b)
Seller has been duly incorporated, organized, created or formed, as the case may be, and is validly existing (if applicable, in good standing) under the laws of Seller’s Jurisdiction and (i) if Seller is a general or limited partnership, its sole general partners are as designated on the cover page of this Agreement, or (ii) if Seller is a trust, its trustee(s), grantor(s) and beneficiary(ies) are as designated on the cover page of this Agreement.

(c)
Seller has full right, power and authority to enter into this Agreement and to transfer the Common Shares in accordance with the terms of this Agreement and this Agreement constitutes a legal, valid and binding obligation of Seller.

(d)
Seller’s execution, delivery and performance of this Agreement do not violate or conflict with any law applicable to it, any agreement or instrument to which it is a party any of its bylaws, charter or other governing documents, any order or judgment of any court or other agency of government applicable to it or any of its assets, or any contractual restriction binding on or affecting it or any of its assets.

(f)
Seller is currently, and in the past has been, in compliance with its reporting and other obligations under Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended. Seller shall comply with the reporting and other requirements of Section 13 and Section 16 of the 1934 Act relating to this transaction.

(g)
Seller is not, has not been during the three months prior to the date hereof and will not during the term of this Agreement become an “affiliate” of the Company, as such term is defined in Regulation 230.144(a)(1) under the Act, nor is Seller selling the Common Shares on behalf of the Company or any affiliate thereof.  The Common Shares are not “restricted securities” within the meaning of the Act and freely transferable by Seller without registration under the Securities Act of 1933, as amended.

(h)
Seller is not currently acting as an agent of the Company, or as an underwriter or a dealer with respect to (or participating in a distribution of) any securities of the Company and accordingly, Seller is relying on the exemption from registration provided by Section 4(1) of the Act.

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(i)
Seller acknowledges and represents that it has made its own investigation into the merits and risks of entering into the transactions contemplated by this Agreement, and that it has the capacity and financial expertise to evaluate the same; and that it has not relied on any representations or warranties of Purchaser or its agents or affiliates except for the representations and warranties of Purchaser expressly provided herein.

(j)	Seller does not possess and does not have access to any material, non-public information concerning the Company.

Representations of Purchaser

4.           Purchaser represents and warrants that:

(a)
Purchaser is acquiring the Common Shares to be acquired by it hereunder for its own account and will resell such Common Shares only in transactions which would be permissible under the securities laws of the United States of America or any state thereof.

(b)	Purchaser is an “accredited investor” as such term is defined in Regulation 230.501(a) under the Act.

(c)
Purchaser has full right, power and authority to enter into this Agreement, and to purchase the Common Shares from Seller on the terms described herein, and this Agreement constitutes a legal, valid and binding obligation of Purchaser.

(d)
Purchaser acknowledges and represents that it has made its own investigation into the merits and risks of entering into the transaction contemplated by this agreement and that it has the capacity and financial experience to evaluate the same.  Purchaser believes it has received all the information it considers necessary or appropriate for deciding whether to acquire the Common Shares and has had an opportunity to secure all such information as it deems necessary regarding the business, properties, prospects and financial condition of the Company.

(e)	Purchaser is not, prior to executing this Agreement, an “affiliate” of the Company, as such term is defined in Regulation 230.144(a)(1) under the Act.

Interim Period

5.           Between the date of this Agreement and the Closing, Seller shall hold the Common Shares for the benefit of Purchaser and shall not sell, pledge or encumber the Common Shares in any way.  Seller shall maintain voting rights with respect to the Common Shares until Closing but shall vote such Common Shares in the manner instructed by Purchaser.

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Governing Law

6.           This Agreement shall be construed in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever to this Agreement (whether in contract, tort or otherwise) shall be governed by, the law of the State of New York.

Submission to Jurisdiction

7.           Any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement, or the breach, termination or validity thereof, shall be finally settled by binding arbitration administered by the International Chamber of Commence (the “ICC”) under the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”), in effect at the time of the arbitration, except as they may be modified hereby or by agreement of the parties to such arbitration.  The seat of the arbitration shall be London, England, and the arbitration shall be conducted in the English language.  The arbitration shall be conducted by three (3) arbitrators.  The Selling Interestholders’ Representatives and the Purchasers shall each nominate one arbitrator within thirty days after delivery of the request for arbitration.  In the event that either party fails to nominate an arbitrator within this time period, then upon request of the non-failing party, such arbitrator shall instead be appointed by the ICC.  The two arbitrators appointed in accordance with the preceding two sentences shall nominate the third arbitrator within 30 days of their appointment.  If the first two appointed arbitrators fail to nominate a third arbitrator within this time period, then upon request of either party, the third arbitrator shall be appointed by the ICC.  The three (3) arbitrators shall constitute the arbitral tribunal (the “Arbitral Tribunal”) and the third arbitrator shall serve as Chairman of the Arbitral Tribunal.  The arbitral award shall be in writing, shall state the reasons for the award, and shall be final and binding on both Parties.  The prevailing Party shall be entitled to recover its reasonable costs, including administrative fees and expenses, arbitrators’ fees and expenses, and fees and expenses of legal representation, incurred in the arbitral proceeding.  Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets and any award may be enforced in any court of competent jurisdiction.  Nothing in this section shall prevent any party from seeking conservatory or interim measures, including, but not limited to, temporary restraining orders or preliminary injunctions or their equivalent, from any court of competent jurisdiction before the Arbitral Tribunal is constituted or, thereafter, upon the order of the Arbitral Tribunal.

Parties in Interest

8.           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No person or entity other than the parties hereto shall have any rights under this Agreement.  Neither this Agreement nor any right or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) or delegated by either party without the prior written consent of the other party, except that a party may make a transfer of all (but not less than all) of its rights and obligations under this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity.  Any purported transfer that is not in compliance with this provision will be void.

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Survival

9.           The representations and warranties made by the parties to this Agreement shall survive indefinitely.

Counterparts; Headings; Entire Agreement

10.           This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.  The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof.  This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all the previous agreements, promise or representations, whether written or oral, between the parties.

Fees and Expenses

11.           Subject to the next sentence, each of the Purchaser and Seller agrees to pay its own expenses and disbursements incident to the performance of its obligations hereunder.  If a party shall default in the performance of its obligations hereunder, such party will, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees and disbursements, incurred by the other party by reason of the enforcement and protection of its rights under this Agreement, including costs of collection and of the enforcement of this Section.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Lars Windhorst

By:	/s/ Lars Windhorst
	Name:	Lars Windhorst
Title:

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CONRENT INVEST S.A.

acting in the name and on behalf of its Compartment “Safety”

By:	/s/ Dirk van Daele
	Name:	Dirk van Daele
	Title:	Director

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